Exhibit 10.4

WINCHESTER SAVINGS BANK

EXECUTIVE DEFERRED COMPENSATION

AGREEMENT, AS AMENDED AND RESTATED

This EXECUTIVE DEFERRED COMPENSATION AGREEMENT (“Agreement”) originally entered into on April 12, 2023 (“Effective Date”), by and between Winchester Savings Bank (“Bank”), a state-chartered savings bank located in Winchester, Massachusetts, and John A. Carroll (“Executive”) is hereby amended and restated in its entirety effective January 1, 2025.

The purpose of this Agreement is to further the growth and development of the Bank by providing Executive with supplemental retirement income, and thereby encourage Executive’s productive efforts on behalf of the Bank. The Agreement is hereby being amended and restated to also provide the Executive with retirement benefits that would have been provided under the Bank employee stock ownership plan (“ESOP”) and 401(k) Plan but for the Applicable Limitations placed on benefits and contributions under such plans by various provisions of the Internal Revenue Code of 1986, as amended. It is intended that this Agreement be “unfunded” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and is intended solely for a “select group of management or highly compensated employees,” of the Bank. Further, this Agreement is intended to comply with Section 409A of the Internal Revenue Code.

Article 1

Benefits Tables

The following tables describe the benefits available to the Executive, or the Executive’s Beneficiary, upon the occurrence of certain events. Capitalized terms have the meanings given them in Article 2 or Section 9.1. Each benefit described in each table below is in lieu of any other benefit, except where expressly stated otherwise.

Table A: Retirement Benefit

Vesting/Distribution Event	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution
Separation from Service following Executive’s 67th birthday	100% of the Deferral Account balance, plus interest credited thereon, plus 100% of the Supplemental ESOP Account and Supplemental Savings Account	Lump sum	Payment will be made within 30 days following Separation from Service

Table B

Accelerated Distribution Events

The following Accelerated Distribution Events will cause an accelerated distribution, as described in Table B, and are in lieu of the benefit described in Table A. Each benefit described under Table B is in lieu of any other benefit under Table B.

Accelerated Distribution Events	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution
• Voluntary Separation from Service (not considered a termination of employment for Good Reason) prior to Executive’s 67th birthday.	An amount equal to the vested percentage (pursuant to the vesting schedule in Section 3.3) of the Deferral Account balance, calculated as of the date of the Accelerated Distribution Event, plus 100% of the Supplemental ESOP Account and Supplemental Savings Account.	Single lump sum	Payment will be made within 30 days following Separation from Service

Accelerated Distribution Events	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution

•  Disability while employed by the Bank and prior to Executive’s 67th birthday.

•  Involuntary Separation from Service without “Cause” or termination of employment for Good Reason prior to Executive’s 67th birthday; or

•  Death

	An amount equal to 100% of the Deferral Account balance, calculated as of the date of the Accelerated Distribution Event, plus 100% of the Supplemental ESOP Account and Supplemental Savings Account.	Single lump sum	Payment will be made within 30 days following the Accelerated Distribution Event.

Article 2

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

2.1	“Applicable Limitations” means one or more of the following, as applicable:

(i)	the maximum limitations on annual additions to a tax-qualified defined contribution plan under Section 415(c) of the Code; and

(ii)

the maximum limitation on the annual amount of compensation that may, under Section 401(a)(17) of the Code, be taken into account in determining contributions to and benefits under tax-qualified plans; and

(iii)	the maximum limitations, under Section 401(k), 401(m), or 402(g) of the Code, on pre-tax contributions that may be made to a qualified defined contribution plan.

2.2	“Bank Contribution” shall mean any amount credited by the Bank to a Deferral Account on behalf of the Executive.

2.3

“Beneficiary” shall mean each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive. Executive shall designate a beneficiary(ies) on a form prescribed by the Plan Administrator (hereinafter, the “Beneficiary Designation Form”).

2.4	“Board” shall mean the Board of Directors, as constituted from time to time.

2.5	“Cause” or “termination of employment for “Cause” shall have the same meaning as given in any then-current written employment agreement between the Executive and the Bank.

2.6	“Change in Control” shall have the same meaning as given in any then-current written employment agreement between the Executive and the Bank.

2.7

“Crediting Rate” shall mean interest at the rate of three percent (3%), compounded annually, and will be applied to the balance of the Deferral Account on or around the end of each Plan Year, or at such other times as the Board determines in its sole discretion.

2.8	“Deferral Account” shall mean the Bank’s accounting of all Bank Contributions credited to a liability account on behalf of the Executive, plus interest credited thereon at the Crediting Rate.

2.9

“Disability” shall mean Executive, while actively employed by the Bank: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank, provided that the definition of Disability applied under such Disability insurance program complies with the requirements of Section 409A. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of Social Security Administration’s or the provider’s determination.

2.10	“Good Reason” or “termination of employment for Good Reason” shall mean the occurrence of any of the following while Executive is employed and without the express written consent of the Executive:

a)	a material reduction in the Executive’s Base Salary (as that term is defined in any then-current employment agreement between the Executive and the Bank).

b)

a material change in the primary location at which the Executive is required to perform the duties of his employment with the Bank (for this purpose, a change in such location that results in an increase in the Executive’s one-way commute by fifty (50) or more miles shall be deemed to be a material change);

c)	a material diminution in the Executive’s authorities, duties or responsibilities; or

d)	a material breach by the Bank of any then-current employment agreement, unless arising from the Executive’s inability to materially perform his duties contemplated hereunder.

2.11	“Plan Administrator” means the Compensation Committee of the Board of Directors of the Bank.

2.12	“Plan Year” shall mean January 1 through December 31 of any calendar year. The initial Plan Year shall commence on the Effective Date of this Agreement and end on the following December 31.

2.13

“Separation from Service” shall mean that the Executive has retired or otherwise has a termination of employment with the Bank. For purposes of this Agreement, whether a termination of employment or service has occurred is determined based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipated that no further services would be performed after a certain date, or that the level of bona fide services the Executive would perform after such date (whether as an Executive or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an Executive or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Executive has been providing services to the Bank less than 36 months). An Executive will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is fifty percent (50%) or more of the average level of service performed by the Executive during the immediately preceding thirty-six (36) month period. A Separation from Service will not be deemed to have occurred while the Executive is on military leave, sick leave, or other bona fide leave of absence, provided Executive has the right to reemployment under an applicable statute or by contract.

Article 3

Bank Contributions, Accounting, and Vesting

3.1

Bank Contributions. This is a non-elective, account balance deferred compensation agreement. Provided this Agreement is not earlier terminated under the terms and conditions herein and the Executive remains employed with the Bank, the Bank will credit the Executive’s Deferral Account with a total of eleven (11) Bank Contributions, each in an amount equal to no less than One Hundred Ninety Nine Thousand Fifteen Dollars ($199,015.00), for a total Bank Contribution of Two Million Five Hundred Eight-Nine Thousand One Hundred Sixty-Five Dollars ($2,189,165.00). The first such contribution shall be made within 30 days following the Effective Date. Subsequent contributions will be made in January of each year from 2024 through 2033 in an amount to be determined by the Bank in its discretion after review of the Executive’s compensation and other information deemed pertinent by the Bank, but, unless and until this Agreement is amended, shall be no less than $199,015.00. The Bank may, in its sole discretion, credit additional contributions to the Executive’s Deferral Account at any time and for any reason. All Bank Contributions, except for interest, will cease immediately upon an event described under either Table A or B, or upon termination of the Agreement pursuant to Section 4.2 or Article 7. Interest continues to be credited until the Deferral Account balance reaches zero.

3.2

Establishing and Crediting the Deferral Account. The Bank will establish a liability account on its books for the purpose of recording and tracking Bank Contributions made under this Agreement. Such account shall consist of (i) any Bank Contributions; and (ii) interest credited on such Bank Contributions at the Crediting Rate.

3.3

Vesting. Executive shall vest in the Deferral Account balance at the rate of 10% per year until 100% vested 10 years from January 1, 2022. In addition, and notwithstanding the previous sentence to the contrary, Executive shall become 100% vested immediately in the Deferral Account balance upon the first to occur of the following Accelerated Distribution Events: (a) Involuntary Separation from Service without “Cause” or termination of employment for Good Reason prior to Executive’s 67th birthday; (b) Disability prior to Executive’s 67th birthday; or (c) Executive’s death at any time. Upon Executive’s voluntary termination of employment without Good Reason prior to age 67, the unvested portion of the Deferral Account shall be forfeited.

Article 4

Limitations

4.1

IRS Section 280G Issues. Notwithstanding any contrary provisions in any plan, program or policy of the Bank, if all or any portion of the benefits payable under this Agreement, either alone or together with other payments and benefits that the Executive receives or is entitled to receive from the Bank, would constitute a “parachute payment” within the meaning of Code Section 280G, the Bank shall reduce the Executive’s payments and benefits payable under this Agreement to the extent necessary so that no portion thereof, after the application of all reasonable exceptions permitted under the Code, shall be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), but only if, by reason of such reduction, the net after-tax benefit to the Executive shall exceed the net after-tax benefit if such reduction were not made. “Net after-tax benefit” for these purposes shall mean the sum of (i) the total amount payable to the Executive under this Agreement, plus (ii) all other payments and benefits which the Executive receives or is then entitled to receive from the Bank that, alone or in combination with the payments and benefits payable under this Agreement, would constitute a “parachute payment” within the meaning of Code Section 280G, less (iii) the amount of federal income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Executive (based upon the rate in effect for such year as set forth in the Code at the time of the payment under this Agreement), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Code Section 4999. All determinations required to be made under this Article 4 shall be made by an independent accounting firm, law firm or compensation consultant, agreed upon by the Executive and the Bank (the “Advisor”). The parties will provide the Advisor access to and copies of any books, records, and documents in their possession as reasonably requested by the Advisor, and otherwise cooperate with the Advisor in connection with the preparation and issuance of the determinations and calculations contemplated by this Article 4. The Advisor shall be required, in part, to evaluate the extent to which payments are exempt from Code Section 280G as reasonable compensation for services rendered before or after the Change in Control. In making the calculations required by this Article 4, the Advisor may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Bank will direct the Advisor to submit any determination it makes under this Article 4 and detailed supporting calculations to both the Executive and the Bank as soon as reasonably practicable prior to or following the Change of Control date. All fees and expenses incurred in connection with the calculation required under this Article 4 shall be borne solely by the Bank. If the Advisor determines that reductions are required under this Article 4, the Payments shall be reduced in the order that would provide the Executive with the largest amount of after-tax proceeds (with such order, to the extent permitted by Code Sections 280G and 409A designated by the Executive, or otherwise determined by the Advisor) to the extent necessary so that no portion thereof shall be subject to the Excise Tax. As a result of the uncertainty in the application of Code Section 280G at the time that the Advisor makes its determinations under this Article 4. it is possible that amounts will have been paid or distributed to the Executive that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to the Participant (collectively, the “Underpayments”). If the Advisor determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Bank or the Executive, which assertion the Advisor believes has a high probability of success or is otherwise based on controlling precedent or substantial authority, that an Overpayment has been made, the Executive must repay the Overpayment to the Bank, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Executive to the Bank unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Executive is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999. If the Advisor determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Advisor will notify the Executive and the Bank of that determination, and the Bank will promptly pay the amount of that Underpayment to the Executive without interest.

4.2

Forfeiture. Notwithstanding any provision of this Agreement to the contrary, if Executive is terminated by the Bank for “Cause,” Executive shall forfeit all benefits described hereunder and this Agreement shall terminate automatically.

Article 5

Administration of Agreement

5.1

Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint. The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to: (a) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement; and (b) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement to the extent the exercise of such discretion and authority does not conflict with Section 409A of the Code and regulations thereunder.

5.2

Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

5.3

Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

5.4

Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the any committee or person assigned to act as Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

5.5

Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the proper administration of this Agreement, and such other pertinent information as the Plan Administrator may reasonably require.

5.6

Statement of Accounts. The Plan Administrator shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the Deferral Account balance.

Article 6

Claims and Review Procedures

6.1	Claims Procedure. The Executive or Beneficiary (“Claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

6.1.1	Initiation - Written Claim. The Claimant initiates a claim by submitting to the Bank a written claim for the benefits.

6.1.2

Timing of Bank Response. The Bank shall respond to such Claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the Claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

6.1.3

Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the Claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(a)	The specific reasons for the denial,

(b)	A reference to the specific provisions of the Agreement on which the denial is based,

(c)	A description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed,

(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

(e)	A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2	Review Procedure. If the Bank denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

6.2.1	Initiation - Written Request. To initiate the review, the Claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

6.2.2

Additional Submissions - Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

6.2.3

Considerations on Review. In considering the review, the Bank shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4

Timing of Bank Response. The Bank shall respond in writing to such Claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the Claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

6.2.5

Notice of Decision. The Bank shall notify the Claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(a)	The specific reasons for the denial,

(b)	A reference to the specific provisions of the Agreement on which the denial is based,

(c)

A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits, and

(d)	A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

6.3	Limitation on Actions. The Claimant must bring suit, if at all, not later than one year following the date of the receipt of the Notice described in Section 6.2.5.

Article 7

Amendments and Termination

7.1

Amendment. This Agreement may be amended only by a written agreement signed by the Bank and the Executive. However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with Section 409A and regulations promulgated thereunder. Any such unilateral amendment shall not decrease the Executive’s vested Deferral Account balance.

7.2

Termination. This Agreement shall terminate automatically upon completion of all payments earned by the Executive and paid as provided in Article 1 hereunder. Prior to such date, this Agreement may be terminated by the Bank, in its sole discretion, if: (a) such termination is compliant with applicable rules and regulations under Section 409A of the Internal Revenue Code; (b) the amount of any payment upon a termination and liquidation of the Agreement is not reduced or discounted without Executive’s written consent; and (c) such termination and liquidation must be approved by an affirmative vote of the full Board.

Article 8

Miscellaneous

8.1	Binding Effect. This Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, administrators and transferees.

8.2

No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

8.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

8.4

Tax Withholding and Reporting. The Bank shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Section 409A of the Code and regulations thereunder, from the benefits provided under this Agreement. Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies). Further, the Bank shall satisfy all applicable reporting requirements, including those under Section 409A of the Code and regulations thereunder.

8.5	Applicable Law. The Agreement, and all rights hereunder shall be governed by the laws of the Commonwealth of Massachusetts, except to the extent preempted by the laws of the United States of America.

8.6

Unfunded Arrangement. The Executive and the Beneficiary are general unsecured creditors of the Bank for benefits promised under this Agreement. The Agreement represents the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life or other informal funding asset is a general asset of the Bank to which the Executive and the Beneficiary have no preferred or secured claim.

8.7

Reorganization. The Bank shall not merge or consolidate into or with another Bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor bank.

8.8

Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

8.9

Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

8.10	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

8.11

Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

8.12

Notice. Any notice or filing required or permitted to be given to the Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Compensation Committee of the Board of Directors
Winchester Savings Bank 661 Main St.
Winchester, MA 01890

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

8.13

Opportunity to Consult with Independent Advisors. The Executive acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to his under the terms of this Agreement and the (i) terms and conditions which may affect the Executive’s right to these benefits, and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, Section 409A of the Code, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Executive acknowledges and agrees shall be the sole responsibility of the Executive notwithstanding any other term or provision of this Agreement. The Executive further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Executive and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representatives, agents, successor and assign to claim or assert liability on the part of the Bank related to the matters described above in this Section 8.13. The Executive further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

8.14

Restriction on Timing of Distribution. Solely to the extent necessary to avoid penalties under Section 409A, distributions under this Agreement may not commence earlier than six (6) months after a Separation from Service (as described under the “Separation from Service” provision herein) if, pursuant to Internal Revenue Code Section 409A, the Executive hereto is considered a “specified employee” of a publicly-traded company. In the event a distribution is delayed pursuant to this Section, the originally scheduled distribution shall be delayed for six (6) months and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six (6) months and instead be made on the first day of the seventh month.

8.15

Certain Accelerated Payments. The Bank may make any accelerated distribution permissible under Treasury Regulation l.409A-3(j)(4), provided that such distribution(s) meets the requirements of Section 1.409A-3(j)(4).

8.16	Compliance with 409A.

(a) Notwithstanding any provision of this Plan to the contrary, the interpretation and distribution of the Executive’s benefits under the Plan shall be made in a manner and at such times as to comply with all applicable provisions of Section 409A and the regulations and guidance promulgated thereunder, or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes. Any defined terms shall be construed consistent with Section 409A and any terms not specifically defined shall have the meaning set forth in Section 409A.

(b) The intent of this Section is to ensure that the Executive is not subject to any tax liability or interest penalty, by reason of the application of Code Section 409A(a)(1) as a result of any failure to comply with all the requirements of Section 409A, and this Section shall be interpreted in light of, and consistent with, such requirements. This Section shall apply to distributions under the Plan, but only to the extent required in order to avoid taxation of, or interest penalties on, the Executive under Section 409A. These rules shall also be deemed modified or supplemented by such other rules as may be necessary, from time to time, to comply with Section 409A.

(c) For purposes of this Agreement, installment payments, if any, shall be considered a series of separate payments, as that term is used under Section 401A.

Article 9

Make up Benefits

9.1	Definitions.

(a)	“Supplemental ESOP Account” means an account established by the Bank, pursuant to Section 9.3 of the Agreement, with respect to the Executive’s Supplemental ESOP Benefit.

(b)	“Supplemental ESOP Benefit” means the benefit credited to the Executive pursuant to Section 9.2 of the Agreement.

(c)	“ESOP” means the Winchester Savings Bank Employee Stock Ownership Plan

(d)	“Supplemental Savings Account” means an account established by the Bank, pursuant to Section 9.5 of this Agreement.

(e)	“Supplemental Savings Benefit” means the benefit credited to the Executive pursuant to Section 9.4 of the Agreement.

(f)	“Common Stock” Winchester Bancorp, Inc. common stock or any successor thereto.

9.2	Supplemental ESOP Benefit.

As of the last day of each plan year of the ESOP, the Bank shall credit the Executive’s Supplemental ESOP Account with a Supplemental ESOP Benefit equal to the excess of (a) over (b), where:

(a) Equals the annual contributions made by the Bank and/or the number of shares of Common Stock released for allocation in connection with the repayment of an ESOP Acquisition Loan that would otherwise be allocated to the accounts of the Participant under the ESOP for the applicable plan year, if the provisions of the ESOP were administered without regard to any of the Applicable Limitations; and

(b) Equals the annual contributions made by the Employer and/or the number of shares of Common Stock released for allocation in connection with the repayment of an ESOP Acquisition Loan that are actually allocated to the accounts of the Participant under the provisions of the ESOP for that particular plan year, after giving effect to any reduction of such allocation required by any of the Applicable Limitations.

9.3	Supplemental ESOP Account.

For each Participant who is credited with a benefit pursuant to Section 9.2, the Employer shall establish, as a memorandum account on its books, a Supplemental ESOP Account. Each year, the Committee shall credit to the Participant’s Supplemental ESOP Account the amount of benefits determined under Section 9.2 for that year. The Committee shall credit the account with an amount equal to the appropriate number of shares of Common Stock or other medium of contribution that would have otherwise been made to the Participant’s accounts under the ESOP but for the limitations imposed by the Code. Shares of Common Stock shall be valued under this Plan in the same manner as under the ESOP. Cash contributions credited to a Participant’s Supplemental ESOP Account shall be credited at least annually with earnings and losses at a rate equal to the combined weighted return provided to the Participant’s non-stock accounts under the ESOP.

9.4	Supplemental Savings Benefit.

A Participant’s Supplemental Savings Benefit under the Agreement shall be equal to the excess of (a) over (b), where:

(a) is the sum of the matching contributions and other contributions of the Bank that would otherwise be allocated to an account of the Executive under the Bank’s 401(k) Plan for a particular year, if the provisions of the Bank’s 401(k) Plan were administered without regard to any of the Applicable Limitations; and

(b) is the sum of the matching contributions and other contributions of the Bank that are actually allocated to an account of the Executive under the provisions of the Bank’s 401(k) Plan for that particular year, after giving effect to any reduction of such allocation required by any of the Applicable Limitations.

9.5	Supplemental Savings Account.

The Bank shall establish a memorandum account, the “Supplemental Savings Account” for the Executive on its books, and each year the Plan Administrator (or its designee) will credit the amount of contributions determined under Section 9.4 of this Agreement. Contributions credited to the Executive’s Supplemental Savings Account shall be credited at least annually with earnings or losses at a rate equal to the combined weighted return provided to the Executive’s account(s) under the Bank’s 401(k) Plan.

IN WITNESS WHEREOF, the Executive and the Bank have signed this Agreement, as amended and restated, as of the date written above.

Executive:	Bank:

Winchester Savings Bank

/s/ John A. Carroll	By:	/s/ Deborah A. Carson
John A. Carroll	Title:	Chairperson of the Board